Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S-3 No. 333-262591) of Incyte Corporation,
(2)Registration Statements (Form S-8 Nos. 333-31409, 333-174919, 333-212102 and 333-239162) pertaining to the 1997 Employee Stock Purchase Plan of Incyte Corporation, and
(3)Registration Statements (Form S-8 Nos. 333-167526, 333-174918, 333-182218, 333-189424, 333-197907, 333-212104, 333-225181, 333-231129 and 333-257041) pertaining to the Incyte Corporation Amended and Restated 2010 Stock Incentive Plan;
of our reports dated February 7, 2023, with respect to the consolidated financial statements of Incyte Corporation and the effectiveness of internal control over financial reporting of Incyte Corporation, included in this Annual Report (Form 10-K) of Incyte Corporation for the year ended December 31, 2022.

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
February 7, 2023